Exhibit 10.6

Seres Therapeutics, Inc.
2015 Incentive Award Plan

Stock Option Grant Notice

Capitalized terms not specifically defined in this Stock Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2015 Incentive Award Plan (as amended from time to time, the “Plan”) of Seres Therapeutics, Inc. (the “Company”).

The Company hereby grants to the participant listed below (“Participant”) the stock option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[_____________]
Grant Date:	[_____________]
Exercise Price per Share:	[_____________]
Shares Subject to the Option:	[_____________]
Final Expiration Date:	[_____________]
Vesting Schedule:

Subject to the terms of the Agreement, the Option will vest and become exercisable as to (i) 50% of the underlying Shares upon achievement of a 30-day trailing average public market closing price per share of Common Stock greater than or equal to $3.00 (the “First Performance Condition”) and (ii) as to the remaining 50% of the underlying Shares upon achievement of a 30-day trailing average public market closing price per share of Common Stock greater than or equal to $5.00 (the “Second Performance Condition” and each of the First Performance Condition and the Second Performance Condition, a “Performance Condition”), provided that if a Performance Condition is achieved prior to the first anniversary of the Grant Date, the portion of the Option eligible to vest upon achievement of such Performance Condition shall instead vest upon the first anniversary of the Grant Date.

Type of Option:	Non-Qualified Stock Option

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

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SERES THERAPEUTICS, INC.	PARTICIPANT
By:	[Name]
Print Name:
Title:

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Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL
1.1
Grant of Option. Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).
1.2
Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
ARTICLE II.

PERIOD OF EXERCISABILITY
2.1
Commencement of Exercisability.
(a)
Subject to Sections 2.1(b), (c) and (d), the Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.
(b)
Notwithstanding Section 2.1(a) but subject to Section 2.1(d), if a Change in Control occurs before a Performance Target has been attained and the cash consideration payable per Share in such Change in Control, or if the consideration payable per Share in such Change in Control is not 100% cash, the public market closing price per Share on the final trading day before the Change in Control (in either case, the “CIC Price”), equals or exceeds such Performance Target, then
(i)
if such Change in Control occurs on or after the first anniversary of the Grant Date, immediately before such Change in Control, the Option will vest as to the portion of the Option that was eligible to vest upon attainment of such Performance Target, or
(ii)
if such Change in Control occurs before the first anniversary of the Grant Date, the applicable Performance Target will be deemed satisfied as of immediately before such Change in Control and the portion of the Option that was eligible to vest upon the attainment of such Performance Target will convert to time-based vesting and vest on the first anniversary of the Grant Date (subject to Section VIII(e) of the Plan).
(c)
Notwithstanding Section 2.1(a), if a Change in Control occurs before a Performance Target has been attained and the CIC Price is less than such Performance Target, the Option will be forfeited and cancelled as of immediately before such Change in Control as to the portion of the Option that was eligible to vest upon attainment of such Performance Target.
(d)
Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason; provided that if Participant’s employment is terminated by the Company without Cause or by Participant

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for Good Reason (as such terms are defined in Participant’s employment agreement with the Company) on or within the sixty (60) days preceding or twelve (12) months following the date of a Change in Control and Participant executes a separation and release agreement in substantially the form attached to such employment agreement during the time periods set forth therein, then:
(i)
if such termination of employment occurs within the sixty (60) days preceding the date of the Change in Control, any portion of the Option that would have become vested or converted to time-based vesting under Section 2.1(b) if Participant had remained employed through the occurrence of the Change in Control, shall vest immediately before such Change in Control (and for the avoidance of doubt, such portion of the Option shall remain outstanding following such termination and eligible to vest under Section 2.1(b) if such Change in Control occurs and shall be forfeited if such Change in Control does not occur or such portion of the Option does not vest upon such Change in Control), and
(ii)
if such termination of employment occurs on or within twelve (12) months following the date of the Change in Control, any portion of the Option that was outstanding and unvested as of immediately before such termination of employment shall vest upon such termination of employment.
2.2
Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.3
Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)
The final expiration date in the Grant Notice;
(b)
Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or Disability;
(c)
Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability; and
(d)
Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

As used in this Agreement, “Cause” means (i) if Participant is a party to a written employment or consulting agreement with the Company or its Subsidiary in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that Participant failed to substantially perform Participant’s duties (other than a failure resulting from Participant’s Disability); (B) the Administrator’s determination that Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or Participant’s immediate supervisor; (C) Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

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ARTICLE III.

EXERCISE OF OPTION
3.1
Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2
Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
3.3
Tax Withholding.
(a)
The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.
(b)
Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.

OTHER PROVISIONS
4.1
Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4
Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

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4.5
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7
Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.10
Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.11
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
(a)

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